As filed with the Securities and Exchange Commission on April 29, 2016

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MCDERMOTT INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Republic of Panama	72-0593134
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

757 N. Eldridge Parkway

Houston, Texas 77079

(Address, including zip code, of registrant’s principal executive offices)

2016 McDermott International, Inc.

Long-Term Incentive Plan

(Full title of the Plan)

Liane K. Hinrichs

Senior Vice President,

General Counsel & Corporate Secretary

757 N. Eldridge Parkway

Houston, Texas 77079

(281) 870-5000

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Ted W. Paris

Baker Botts L.L.P.

One Shell Plaza

910 Louisiana

Houston, Texas 77002-4995

(713) 229-1838

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $1.00 par value	17,600,000	$4.52	$79,552,000	$8,010.89

(1)	In addition to 12,000,000 new shares of Common Stock with respect to the 2016 McDermott International, Inc. Long-Term Incentive Plan (the “2016 Plan”), this Registration Statement covers shares of Common Stock not to exceed 5,600,000 shares subject to outstanding awards under the 2009 McDermott International, Inc. Long-Term Incentive Plan and the 2014 McDermott International, Inc. Long-Term Incentive Plan (the “Prior Plans”) that may in the future be cancelled, terminated, forfeited, expire unexercised, settled for cash or exchanged for consideration that does not involve Common Stock and issued under the 2016 Plan, as well as shares approved under the Prior Plans which had not been awarded as of April 29, 2016 that may be issued under the 2016 Plan. Additionally, pursuant to Rule 416(a), this Registration Statement shall be deemed to cover an indeterminable number of additional shares that may become issuable pursuant to the anti-dilution provisions of the 2016 Plan.

(2)	The proposed maximum offering price per share was determined pursuant to Rule 457(h) under the Securities Act of 1933, as amended, to be equal to $4.52 per share, the average of the high and low prices of the registrant’s common stock as reported on the New York Stock Exchange on April 25, 2016.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the employee benefit plan information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants under the plan as specified by Rule 428 under the Securities Act of 1933, as amended (the “1933 Act”). In accordance with Rule 428 of the 1933 Act and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the 1933 Act. McDermott will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, McDermott will furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

This Registration Statement incorporates by reference the following documents and information, which McDermott has filed with the Commission under the Securities Exchange Act of 1934, as amended (the “1934 Act”):

(a)	McDermott’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Commission on February 22, 2016;

(b)	McDermott’s Current Reports on Form 8-K filed with the Commission on February 22, 2016 (Item 5.02 only), March 3, 2016, April 14, 2016, and April 19, 2016; and

(d)	The description of Common Stock contained in McDermott’s Registration Statement on Form 8-A dated December 7, 1982 filed with the Commission, as amended by Form 8-A/A filed with the Commission on December 11, 2001.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective date of filing of such documents (other than current reports furnished under Item 2.02 and Item 7.01 of Form 8-K).

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment or supplement to this Registration Statement or in any document that is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Panama Law

Under the Civil Code of the Republic of Panama (the “PCC”), an agent is indemnified against liability incurred in acting without fault or imprudence on behalf of the agent’s principal. It is the opinion of Arias, Fabrega & Fabrega, McDermott’s Panamanian counsel (“Panamanian Counsel”), that this provision would apply to indemnify directors and officers against liability incurred in connection with the performance of their duties. According to Panamanian Counsel, Panamanian law does not recognize the concept of actions brought by stockholders in the right of the corporation against directors or officers (i.e., derivative actions). Directors can be held liable to the corporation or stockholders only on demand made by resolution of the stockholders, which McDermott believes is difficult to achieve in a public company.

By-Laws of McDermott

Article VI of the Amended and Restated By-laws of McDermott provides for the indemnification of officers and directors as follows:

ARTICLE VI – INDEMNIFICATION

Section 1. Each person (and the heirs, executors and administrators of such person) who is or was a director and/or officer of the Company, whether elected or appointed (each such person being an “Indemnitee”), shall in accordance with Section 2 of this Article VI be indemnified and held harmless by the Company to the fullest extent permitted by applicable law in effect on the date of amendment and restatement of these By-Laws, and to such greater extent as applicable law may thereafter permit, including against any and all losses, liabilities, costs, damages and reasonable expenses that may be paid or incurred by such Indemnitee in connection with or resulting from any actual or threatened claim, action, suit or proceeding (whether brought by or in the right of the Company or otherwise), civil, criminal, administrative or investigative, or in connection with an appeal relating thereto, in which such Indemnitee may become involved, as a party or otherwise, by reason of such Indemnitee being or having been a director or officer of the Company or, if such Indemnitee shall be serving or shall have served in such capacity at the request of the Company, as a director, officer, employee or agent of another corporation or any partnership, joint venture, trust or other entity whether or not such Indemnitee continues to be such at the time such liability or expense shall have been paid or incurred, provided such Indemnitee acted, in good faith, in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company and in addition, in criminal actions or proceedings, had no reasonable cause to believe that his or her conduct was unlawful. As used in this ARTICLE VI, the terms, “liability” and “expense” shall include, but shall not be limited to, counsel fees and disbursements and amounts of judgments, fines or penalties against, and amounts paid in settlement by, such director or officer. The termination of any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative, or investigative, by judgment, settlement (whether with or without court approval), conviction or upon a plea of guilty or nolo contendere, or its equivalent, shall not create a presumption that such Indemnitee did not meet the standards of conduct set forth in this Section 1.

Section 2. Every Indemnitee shall be entitled to indemnification under Section 1 of this ARTICLE VI with respect to any claim, action, suit or proceeding of the character described in such Section 1 in which he or she may become in any way involved as set forth in such Section 1, if (i) he or she has been wholly successful on the merits or otherwise in respect thereof, or (ii) the Board of Directors acting by a majority vote of a quorum consisting of directors who are not parties to (or who have been wholly successful with respect to) such claim, action, suit or proceeding, finds that such Indemnitee has met the standards of conduct set forth in such Section 1 with respect thereto, or (iii) a court determines that he or she has met such standards with respect thereto, or (iv) independent legal counsel (who may be the regular counsel of the Company) deliver to the Company their written advice that, in their opinion, he or she has met such standards with respect thereto.

Section 3. For every such Indemnitee who has become or been threatened to become, a party to any actual or threatened claim, action, suit or proceeding of any kind that might give right to such Indemnitee to indemnification under Section 1 of this Article VI (each, a “Matter”), the Company will advance all expenses reasonably incurred by or on behalf of that Indemnitee in connection with that Matter, provided that that Indemnitee shall have delivered an undertaking by or on behalf of that person to repay to the Company any expenses so advanced if it is ultimately determined that that Indemnitee is not entitled to be indemnified by the Company under that Section 1 in respect of those expenses. The Company will accept any such undertaking of any such Indemnitee without regard to the financial ability of such Indemnitee to make such payment. Notwithstanding the foregoing, this Section 3 will not require the Company to advance expenses with respect to any Matter initiated by or on behalf of any such Indemnitee against the Company or any of its subsidiaries, whether as an initial action or by counter or similar claim, without the prior approval of the Board of Directors. The provisions of this Section 3 shall inure to the benefit of the heirs, executors and administrators of any person entitled to the benefits of this Section 3. No amendment to this Section 3, directly or by amendment to any other provision of these By-Laws, shall have any retroactive effect with respect to any Matter arising from or based on any act or omission to act by any person which occurs prior to the effectiveness of that amendment.

Section 4. The Company, by adoption of a resolution of the Board of Directors, may indemnify and advance expenses to a person who is an employee, agent or fiduciary of the Company including any such person who is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary of any other corporation or any partnership, joint venture, trust or other entity to the same extent and subject to the same conditions under which it may indemnity and advance expenses to an Indemnitee under this ARTICLE VI.

Section 5. The rights of indemnification under this ARTICLE VI shall be in addition to any rights to which any such Indemnitee may otherwise be entitled by contract or as a matter of law.

Section 6. If any provision or provisions of this ARTICLE VI shall be held to be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby; and, to the fullest extent possible, the provisions of this ARTICLE VI shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Amended and Restated Articles of Incorporation of McDermott

Additionally, McDermott’s Amended and Restated Articles of Incorporation contain a provision that eliminates the personal liability of each director to the Company or its stockholders for monetary damages for breach of the director’s fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or an unlawful stock purchase or redemption or (iv) any transaction from which that director derived an improper personal benefit. As a result, stockholders may be unable to recover monetary damages against directors for negligent or grossly negligent acts or omissions in violation of their duty of care.

Indemnification Arrangements and Insurance

McDermott maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

Agreements McDermott may enter into with underwriters, dealers and agents who participate in the distribution of securities of McDermott may contain provisions relating to the indemnification of McDermott’s officers and directors.

Item 7.	Exemption From Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit Number	Document
3.1*	Amended and Restated Articles of Incorporation of McDermott International, Inc. (incorporated by reference herein to Exhibit 3.1 to McDermott International, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 (File No. 1-08430)).
3.2*	McDermott International, Inc.’s Amended and Restated By-laws (incorporated by reference to Exhibit 3.2 to McDermott International, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 (file No. 1-08430)).
4.1*	Specimen of Common Stock certificate (incorporated by reference herein to Exhibit 3.1 to McDermott International, Inc.’s Annual Report on Form 10-K for the fiscal year ended March 31, 1995 (File No. 1-08430)).
4.2*	2016 McDermott International, Inc. Long-Term Incentive Plan (incorporated by reference herein to Appendix B to McDermott International, Inc.’s Proxy Statement dated March 18, 2016 (File No. 1-08430)).
4.3*	2016 McDermott International, Inc. Long-Term Incentive Plan (incorporated by reference herein to Exhibit 10.1 to McDermott International, Inc.’s Current Report on Form 8-K filed with the Commission on April 14, 2016 (File No. 1-08430)).
5.1	Opinion of Arias, Fabrega & Fabrega.
23.1	Consent of Arias, Fabrega & Fabrega (included in Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP.
24	Power of Attorney from Certain Directors and Officers of McDermott International, Inc. (included on the signature pages of this Registration Statement).

*	Incorporated by reference to the filing indicated.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the 1933 Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

            Provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed by the registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the 1933 Act, McDermott International, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 29, 2016.

MCDERMOTT INTERNATIONAL, INC.

By:	/s/ David Dickson
David Dickson
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Dickson, Stuart A. Spence and Liane K. Hinrichs, and each of them severally, his/her true and lawful attorney or attorneys and agent or agents with power to act with or without the others and with full power of substitution and resubstitution, for him/her and in his/her name, place and stead in his/her capacity as a director or officer or both, as the case may be, of McDermott, to sign this Registration Statement and any and all amendments (including post-effective amendments) thereto and all exhibits and instruments and documents said attorney or attorneys shall deem necessary, advisable or appropriate to enable McDermott to comply with the 1933 Act and all other federal and state securities laws in connection therewith, and to file the same or cause the same to be filed with the Commission, with full power and authority to each of said attorneys and agents to do and perform in the name and on behalf of each of said directors or officers, or both, as the case may be, each and every act whatsoever necessary, advisable or appropriate and to all intents and purposes as any such director or officer, or both, as the case may be, might or could do in person.

Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Dickson	President and Chief Executive Officer and Director (Principal Executive Officer)	April 29, 2016
David Dickson

/s/ Stuart A. Spence	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 29, 2016
Stuart A. Spence

/s/ Kelly C. Janzen	Vice President, Finance and Chief Accounting Officer (Principal Accounting Officer)	April 29, 2016
Kelly C. Janzen

/s/ John F. Bookout, III	Director	April 29, 2016
John F. Bookout, III

/s/ Roger A. Brown	Director	April 29, 2016
Roger A. Brown

/s/ Stephen G. Hanks	Director	April 29, 2016
Stephen G. Hanks

/s/ Gary P. Luquette	Chairman of the Board of Directors	April 29, 2016
Gary P. Luquette

/s/ Erich Kaeser	Director	April 29, 2016
Erich Kaeser

/s/ William H. Schumann, III	Director	April 29, 2016
William H. Schumann, III

/s/ Mary L. Shafer-Malicki	Director	April 29, 2016
Mary L. Shafer-Malicki

/s/ David A. Trice	Director	April 29, 2016
David A. Trice

INDEX TO EXHIBITS

Exhibit Number	Document
3.1*	Amended and Restated Articles of Incorporation of McDermott International, Inc. (incorporated by reference herein to Exhibit 3.1 to McDermott International, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 (File No. 1-08430)).
3.2*	McDermott International, Inc.’s Amended and Restated By-laws (incorporated by reference to Exhibit 3.2 to McDermott International, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 (file No. 1-08430)).
4.1*	Specimen of Common Stock certificate (incorporated by reference herein to Exhibit 3.1 to McDermott International, Inc.’s Annual Report on Form 10-K for the fiscal year ended March 31, 1995 (File No. 1-08430)).
4.2*	2016 McDermott International, Inc. Long-Term Incentive Plan (incorporated by reference herein to Appendix B to McDermott International, Inc.’s Proxy Statement dated March 18, 2016 (File No. 1-08430)).
4.3*	2016 McDermott International, Inc. Long-Term Incentive Plan (incorporated by reference herein to Exhibit 10.1 to McDermott International, Inc.’s Current Report on Form 8-K filed with the Commission on April 14, 2016 (File No. 1-08430)).
5.1	Opinion of Arias, Fabrega & Fabrega.
23.1	Consent of Arias, Fabrega & Fabrega (included in Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP.
24	Power of Attorney from Certain Directors and Officers of McDermott International, Inc. (included on the signature pages of this Registration Statement).